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                                 EXHIBIT (a)(6)

                             NOTICE TO STOCKHOLDERS

                             LEGEND PROPERTIES, INC.
                                3755 7th Terrace
                                    Suite 301
                            Vero Beach, Florida 32960

                               September 5, 2000

                                NOTICE OF MERGER

TO FORMER STOCKHOLDERS OF LEGEND PROPERTIES, INC.:

         We are pleased to inform you that on August 31, 2000 (the "Effective Date"), the merger (the "Merger") of LP Acquisition Corp. ("Mergerco") with and into Legend Properties, Inc. (the "Company") contemplated by the Agreement and Plan of Merger (the "Merger Agreement") dated January 6, 2000, between Mergerco, RGI Holdings, Inc. and the Company became effective upon the filing with the Secretary of State of the State of Delaware of a Certificate of Merger of Mergerco into the Company, pursuant to Section 251 of the Delaware General Corporation Law ("Delaware Law"). At a meeting of the Company's stockholders held on August 31, 2000, holders of a majority of the outstanding shares of common stock, par value $.01 per share, of the Company (the "Shares") approved and adopted the Merger Agreement.

         Upon consummation of the Merger, each Share issued and outstanding immediately prior to the Effective Date (other than any Shares held by Mergerco, any subsidiary of RGI Holdings, Inc., or any Share held in the treasury of the Company) was converted into the right to receive $0.50 in cash without interest (the "Merger Consideration").

         The Company has appointed Boston Equiserve as Paying Agent for the purpose of receiving your stock certificates and distributing checks in payment of the Merger Consideration.

         Enclosed is the Letter of Transmittal that you should use in delivering to the Paying Agent your certificates evidencing former Shares. Please read the instructions contained in the Letter of Transmittal carefully before completing it. MAKE SURE YOU INCLUDE YOUR TAXPAYER IDENTIFICATION NUMBER.

         YOU MUST SURRENDER YOUR CERTIFICATES EVIDENCING FORMER SHARES IN ORDER TO RECEIVE THE CASH TO WHICH YOU ARE ENTITLED.

         You are urged to send, by hand or by mail, your certificates (attached to the Letter of Transmittal) and all other documents required promptly to Boston Equiserve at the address noted on the attached Transmittal Letter for payment. If mail is used, registered mail is requested.

                                                         LEGEND PROPERTIES, INC.